NEWPOINT ADVISORS, LLC
c/o Kingsbury Associates
475 Park Avenue South, 21st Floor
New York, NY 10016

February 1, 2005

Azur International, Inc.
801 Brickell Avenue, Suite 900
Miami, FL 33131

Attention: Donald Goree
Chief Executive Officer

Dear Don:

We are pleased to set forth the terms of the retention of Newpoint Advisors, LLC ("*Newpoint*") by Azur International, Inc. (collectively with its affiliates, "*AZUR*").

1. Newpoint shall, on a non-exclusive basis, assist AZUR with advancing its overall business and strategic objectives. Newpoint hereby agrees to become a strategic and business consultant to AZUR and to render such advice, consultation, information and services to AZUR regarding general investor relations, corporate finance, and mergers and acquisitions and business development, including, but not limited to, the following:

(a) assist AZUR with advancing its business objectives, including analyzing AZUR's business and revenue models and capital structure;

(b) assist AZUR in the identification and selection of appropriate merger and acquisition candidates, strategic partners, disposition of assets, or joint ventures as deemed appropriate by AZUR and assisting in structuring and negotiation of merger and acquisitions ("*M&A*") activities;

(c) advise AZUR with respect to its plans and strategies for raising capital, market making and exchange listing, analyst coverage and institutional market support;

(d) assist AZUR in developing a communications plan directed at informing the investing public as to the business of AZUR;

(e) assist AZUR in its discussions with underwriters, investors, brokers and institutions and other professionals retained by AZUR;

(f) advise and assist AZUR with coordinating retained public relations professionals; and

(g) introduce members of AZUR's management to securities dealers and market makers, if AZUR so desires.

At no time will Newpoint provide services which would require Newpoint to be registered and licensed with any federal or state regulatory body or self-regulating agency.

2. In connection with Newpoint's activities on AZUR's behalf, Newpoint will familiarize itself with the business, operations, properties, financial condition, and prospects of AZUR. The retention by AZUR of Newpoint as business advisor as heretofore described shall be for a term of two years, subject to termination in accordance with the provisions of Section 8 hereof.

3. In connection with Newpoint's activities on AZUR's behalf, AZUR will cooperate with Newpoint and will furnish Newpoint with all information and data concerning AZUR which is reasonably available to AZUR or can be obtained by AZUR without undue effort or expenses (the "*Information*") which Newpoint reasonably deems appropriate and will provide Newpoint with access to AZUR's managers, members, officers, directors, employees, independent accountants, legal counsel, consultants, and representatives. AZUR represents and warrants that AZUR will not make available to Newpoint any Information which contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading in the light of the circumstances under which such statements are made. AZUR further represents and warrants that any projections provided by it to Newpoint will have been prepared in good faith and will be based upon assumptions which, in light of the circumstances under which they are made, are reasonable. AZUR acknowledges and agrees that, in rendering its services hereunder, Newpoint will be using and relying on the Information without independent verification thereof by Newpoint or independent appraisal by Newpoint of any of AZUR's assets. Newpoint does not assume responsibility for any information regarding AZUR. Any advice rendered by Newpoint pursuant to this Agreement may not be disclosed publicly without Newpoint's prior written consent.

4. In consideration of its services pursuant to this Agreement, Newpoint shall be entitled to receive, and AZUR agrees to pay Newpoint, the following compensation:

(a) A consulting fee of $25,000 upon the execution of this letter and $25,000 per month for a period of one year. Such consulting fee shall be payable commencing

on the date hereof and on the first day of each calendar month after the date hereof during such period.

(b) Warrants to purchase an aggregate number of shares of common stock of AZUR (i) equal to 9.8% of the outstanding common stock of AZUR as of the date hereof, or 4,093,708 shares (the "Outstanding Stock"), at the exercise price per share equal to 50% of the average closing price for the common stock during the ten days immediately preceding the date hereof ($1.691). The warrants shall contain standard "net issuance" or "cashless exercise" provisions and must be exercised in accordance with such provisions. AZUR represents that as of February 1, 2005, the Company had 41,772,535 shares outstanding. Of such warrants, warrants to purchase an aggregate of 25% of the Outstanding Stock (or 1,023,427 shares) shall become exercisable on each of February 1, 2005, May 1, 2005, August 1, 2005 and November 1, 2005 and once they become exercisable, such warrants shall remain exercisable until January 31, 2015. Such warrants shall also provide for adjustment of the exercise price thereof and the number of shares of common stock issuable upon the exercise thereof in the event of (i) the declaration of dividends on the outstanding common stock payable in shares of its capital stock; (ii) subdivision of the outstanding common stock; (iii) combination of the outstanding common stock into a smaller number of shares; or (iv) issuance of any shares of its capital stock by reclassification of the common stock (including any such reclassification in connection with a consolidation or merger in which AZUR is the continuing corporation).

(c) Finder's fees as follows: (i) in the case of an M&A transaction involving AZUR and any entity or entities ("*Introduced Entities*") introduced to AZUR directly or indirectly by Newpoint, AZUR shall pay Newpoint at the closing of such transaction cash in the amount equal to 5% of the aggregate Consideration (as hereinafter defined) from $0 to, but excluding, $10,000,000, 4% of the aggregate Consideration from $10,000,000 to, but excluding, $20,000,000, 3% of the aggregate Consideration from $20,000,000 to, but excluding, $30,000,000, 2% of the aggregate Consideration from $30,000,000 to, but excluding, $40,000,000, and 1% of the Consideration from $40,000,000 and above; For purposes of this Agreement, "*Consideration*" shall include the aggregate amount of cash, securities, or other assets received, or paid by, AZUR or its shareholders in connection with an M&A transaction, plus (A) the present value of any payments made or to be made pursuant to installment notes, covenants not-to-compete, or other, similar arrangements (but excluding any future compensation for future employment in an amount consistent with that paid by AZUR prior to the M&A transaction; (B) the face amount of any debt (but excluding operating leases, trade payables and normal accruals) which is assumed otherwise borne by the purchaser; and (C) the amount of any dividends or other extraordinary payments or distributions made in anticipation of the M&A transaction. The "*present value of any payments made or to be made*" shall be determined using the face amount of the payments, and a discount rate equal to the yield of 5-year Treasuries plus 1% at the end of the day immediately preceding the close of the M&A

transaction. Any securities or other non-cash consideration, received as consideration shall have a value equal to the cash equivalent value, as reasonably determined by the mutual agreement of the parties hereto. If the M&A transaction takes the form of a purchase of assets and an assumption of liabilities, then Consideration shall include the fair market value of the assets purchased, plus the face amount of any debt (but excluding operating leases, trade payables and normal accruals) that is assumed by the purchaser. If all or any portion of the Consideration payable in connection with the M&A transaction includes contingent future payments, then AZUR shall pay to Newpoint, upon consummation of the M&A transaction, an additional cash fee determined in accordance with this Paragraph 4(c), when, and if, such contingency payments are received. However, in the event of an installment purchase at a fixed price and a fixed time schedule AZUR agrees to pay to Newpoint, upon consummation of the M&A transaction, a cash fee determined in accordance with this Paragraph 4(c) based upon the present value of such installment payments using a discount rate referenced above.

5. In addition to the fees described in Paragraph 4 above, AZUR agrees to promptly after the incurrence thereof, reimburse Newpoint for reasonable travel and lodging expenses, when travel is necessary at the request of AZUR, and meals incurred in connection with the services provided hereunder.

6. AZUR agrees to indemnify Newpoint in accordance with the indemnification provisions (the "*Indemnification Provisions*") attached to this Agreement as Annex A, which Indemnification Provisions are incorporated herein and made a part hereof.

7. The parties agree that (a) prior to having any contact with any Introduced Entity, AZUR shall provide notice thereof to Newpoint, and (b) except as provided in the last two sentences of Section 8, if AZUR should enter into any transaction with any Introduced Entity during the period commencing on the termination of this Agreement and for a period of two years thereafter as a result of which Newpoint would have been entitled to fees pursuant to this Agreement had such transaction been entered into during the term of this Agreement, upon the closing of such transaction AZUR shall pay to Newpoint the fee set forth in this Agreement. This provision shall survive the termination of this Agreement.

8. Either party may terminate this Agreement at any time upon 30 days' prior written notice, without liability or continuing obligation, except as set forth in the following sentence. Neither termination of this Agreement nor completion of the assignment contemplated hereby shall affect: (i) any compensation earned by Newpoint up to the date of termination or completion, as the case may be, including the entirety of the consulting fees referenced in Paragraph 4 hereof that have been earned to such date and the entirety of the compensation referenced in paragraph 4(c); (ii) the reimbursement of expenses incurred by Newpoint up to the date of termination or completion, as the case may be, (iii) the provisions of Paragraphs 3

through 7 of this Agreement and (iv) the Indemnification Provisions attached as Annex A hereto which are incorporated herein, all of which shall remain operative and in full force and effect. Notwithstanding the foregoing, if any one or more of Mike Rice, Stephen McDermott or Greg Johnson shall at any time leaves Newpoint, Newpoint shall give written notice thereof to AZUR (the "Principal Termination Notice") and AZUR may terminate this Agreement as a result of such fact by giving to Newpoint not later than 60 days after the receipt of the Principal Termination Notice 30 days prior written notice of termination. In case of a termination of this Agreement by AZUR pursuant to the immediately preceding sentence, Newpoint shall be entitled to consulting fees it would otherwise be entitled to under this Agreement,through the date of termination, as well as the entirety of the compensation referenced in paragraph 4(c) hereof.

9. The validity and interpretation of this Agreement shall be governed by the law of the State of New York applicable to agreements made and to be fully performed therein. AZUR irrevocably submits to the jurisdiction of any court of the State of New York or the United States District Court for the Southern District of the State of New York for the purpose of any suit, action, or other proceeding arising out of this Agreement, or any of the agreements or transactions contemplated hereby, which is brought by or against AZUR and (i) hereby irrevocably agrees that all claims in respect of any such suit, action, or proceeding may be heard and determined in any such court and (ii) to the extent that AZUR has acquired, or hereafter may acquire, any immunity from jurisdiction of any such court or from any legal process therein, AZUR hereby waives, to the fullest extent permitted by law, such immunity. AZUR hereby waives, and agrees not to assert in any such suit, action, or proceeding, in each case, to the fullest extent permitted by applicable law, any claim that (a) AZUR is not personally subject to the jurisdiction of any such court, (b) AZUR is immune from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution, or otherwise) with respect to AZUR's property or (c) any such suit, action, or proceeding is brought in an inconvenient forum.

10. The benefits of this Agreement shall inure to the respective successors and assigns of the parties hereto and of the indemnified parties hereunder and their successors and assigns and representatives, and the obligations and liabilities assumed in this Agreement by the parties hereto shall be binding upon their respective successors and assigns.

11. For the convenience of the parties hereto, any number of counterparts of this Agreement may be executed by the parties hereto. Each such counterpart shall be, and shall be deemed to be, an original instrument, but all such counterparts taken together shall constitute one and the same Agreement. This Agreement may not be modified or amended except in writing signed by the parties hereto.

If the foregoing correctly sets forth our Agreement, please sign the enclosed copy of this letter in the space provided and return it to us at the address set forth above.

Very truly yours,

NEWPOINT ADVISORS, LLC

By: [signature]
Name: Stephen R. McDermott
Title: Managing Director

Confirmed and Agreed to:
this 11 **day of** May**, 2005**

AZUR INTERNATIONAL, INC.

By: [signature]
Name: Donald Goree
Title: Chairman & CEO

Annex A

INDEMNIFICATION PROVISIONS

AZUR International (the "*Company*") agrees to indemnify and hold harmless Newpoint Advisors, LLC ("*Newpoint*") against any and all losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses, and disbursements (and any and all actions, suits, proceedings, and investigations in respect thereof and any and all legal and other costs, expenses, and disbursements in giving testimony or furnishing documents in response to a subpoena or otherwise), including, without limitation the costs, expenses, and disbursements, as and when incurred, of investigating, preparing, or defending any such action, suit, proceeding, or investigation (whether or not in connection with litigation in which Newpoint is a party), directly or indirectly, caused by, relating to, based upon, arising out of, or in connection with Newpoint's acting for AZUR, including, without limitation, any act or omission by Newpoint in connection with its acceptance of or the performance or non-performance of its obligations under the letter agreement dated February 1, 2005, between Newpoint and AZUR, as it may be amended from time to time (the "*Agreement*"); provided, however, such indemnity agreement shall not apply to any portion of any such loss, claim, damage, obligation, penalty, judgment, award, liability, cost, expense, or disbursement to the extent it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from the gross negligence or willful misconduct of Newpoint. AZUR also agrees that Newpoint shall not have any liability (whether direct or indirect, in contract or tort or otherwise) to AZUR for or in connection with the engagement of Newpoint, except to the extent that any such liability is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from Newpoint's gross negligence or willful misconduct.

These Indemnification Provisions shall be in addition to any liability which AZUR may otherwise have to Newpoint or the persons indemnified below in this sentence and shall extend to the following: Newpoint, its affiliated entities, directors, officers, employees, legal counsel, agents, and controlling persons (within the meaning of the federal securities laws). All references to Newpoint in these Indemnification Provisions shall be understood to include any and all of the foregoing.

If any action, suit, proceeding, or investigation is commenced, as to which Newpoint proposes to demand indemnification, it shall notify AZUR with reasonable promptness; provided, however, that any failure by Newpoint to notify AZUR shall not relieve AZUR from its obligations hereunder, except to the extent that AZUR is materially prejudiced thereby. Newpoint shall have the right to retain counsel of its own choice to represent it, and AZUR shall pay the fees, expenses, and disbursements of such counsel; and such counsel shall, to extent

consistent with its professional responsibilities, cooperate with AZUR and any counsel designated by AZUR. AZUR shall be liable for any settlement of any claim against Newpoint made with AZUR's written consent, which consent shall not be unreasonably withheld. AZUR shall not, without the prior written consent of Newpoint, settle or compromise any claim, or permit a default or consent to the entry of any judgment in respect thereof, unless such settlement, compromise, or consent includes, as an unconditional term thereof, the giving by the claimant to Newpoint of an unconditional release from all liability in respect of such claim.

In order to provide for just and equitable contribution, if a claim for indemnification pursuant to these Indemnification Provisions is made, but it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) that such indemnification may not be enforced in such case, even though the express provisions hereof provide for indemnification in such case, then AZUR, on the one hand, and Newpoint, on the other hand, shall contribute to the losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses, and disbursements to which the indemnified persons may be subject in accordance with the relative benefits received by AZUR, on the one hand, and Newpoint, on the other hand, and also the relative fault of AZUR, on the one hand, and Newpoint on the other hand, in connection with the statements, acts, or omissions which resulted in such losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses, or disbursements and the relevant equitable considerations shall also be considered. No person found liable for a fraudulent misrepresentation shall be entitled to contribution from any person who is not also found liable for such fraudulent misrepresentation. Notwithstanding the foregoing, Newpoint shall not be obligated to contribute any amount hereunder that exceeds the amount of fees previously received by Newpoint pursuant to the Agreement.

Neither termination nor completion of the engagement of Newpoint referred to aboveshall affect these Indemnification Provisions which shall then remain operative and in full force and effect.

IR/PR-Services Agreement

This IR/PR-Services Agreement ("Agreement") is entered this 30th day of June 2005, ("Effective Date") by and between

United Investments Management Inc.

("Consultant"), an International Consulting Company, and

Azur International, Inc.

("Client"), a U.S. Corporation (ticker symbol: AZRI.PK) with reference to the following:

RECITALS

A. Client desires to be assured of the services of Consultant in order to avail itself of Consultant's experience, skills, knowledge, abilities and background in the fields of business development, financial consulting, and investor relations.

B. Client is therefore willing to engage Consultant upon the terms and conditions set forth herein, and Consultant agrees to be engaged and retained by Client upon the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the foregoing, of the mutual promises herein set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. **Engagement.** Client hereby engages Consultant on a non-exclusive basis, and Consultant hereby accepts the engagement to become a strategic and financial consultant to Client and to render such advice, consultation, information and services to Client regarding general investor relations, secondary listing in Germany, corporate finance, mergers and acquisitions and business development, including but not limited to the following:

Consultant intends to (a) advise Client with respect to its plans and strategies for raising capital; (b) aid Client in developing a marketing plan directed at informing the investing public as to the business of Client; (c) assist Client in its discussions with underwriters, investors, brokers and institutions and other professionals retained by Client; (d) inform Client about international banks offering stock based credit line facilities; (e) assist Client with identifying possible acquisitions or merger candidates; (f) advise and assist Client with public relations and promotion matters; (g) inform Client about a listing of Client's common stock at a European stock exchange; and (h) introduce members of Client's management to European securities dealers and market makers, if Client so desires. At no time will Consultant provide services which would require Consultant to be registered and licensed with any federal or state regulatory body or self-regulating agency.

2. **Term.** The term of this Agreement ("Term") shall commence on the date hereof and continue for a period of twelve (12) months as follows: Investor relations and corporate finance services will begin immediately upon receipt of the Listing Fee and Engagement Fee, and will continue for a period of six (6) months. Professional maintenance and continuing communication with the established network will continue thereafter for an additional six (6) months.

3. **Compensation.** In connection with the appointment of Consultant hereunder and as consideration for Consultant entering into this Agreement, Client and Consultant agree to the following (for transfer and wiring instructions see Appendix 1):

a. Listing Fee: For listing application at a German stock exchange ("Listing Fee") Consultant will be paid US$15,000by Client. This one-time Listing Fee will be satisfied by a delivery of certificate(s) representing 12,000 shares of the Client's common stock on the date hereof. The listing process will include a written expose by a professional German analyst. Client understands that Consultant cannot guarantee that Client's securities will be listed for trading on any German exchange since the final decision to list securities for trading rests with the exchange itself.

b. Engagement Fee: For the performance of its consulting services hereunder Consultant shall receive a fee of 110,000 US$ payable on the date hereof ("Engagement Fee"). The Engagement Fee will be satisfied by DTC transfer or by delivery of certificate(s) representing 88,000 shares at 1.25 US$ per share of the Client's common stock. The shares transferred under this paragraph will be freely tradable, duly authorized, validly issued and outstanding, fully paid and non-assessable and will not be subject to any liens or encumbrances.

To facilitate the creation and maintenance of an orderly public market in the common stock considering the current stage of Client's development Consultant agrees to the following: For a period of 100 days from the Effective Date upon Azur International receiving a listing on the Frankfurt Stock Exchange ("Lock-up Period"), Consultant shall not (except as permitted below), without the prior written consent of Client, directly or indirectly, offer, issue, sell, contract to sell, grant any option for the sale of, pledge, or otherwise dispose of or transfer any of the aforementioned shares ("Lock-up"); provided, however, that the foregoing Lock-up shall not apply to a transfer or to a disposition by gift, will, or the laws of descent and distribution, or otherwise, to the parents, siblings, spouse, children, or grandchildren of one of Consultant's principals. Subject to the limitations set forth above, Consultant may release necessary amounts of the received shares for payments to subcontractors, agents or other third parties performing services

under this Agreement, such amounts to be allocated and transferred by Consultant to the respective subcontractors, agents or third parties.

e. Finder's Fee: Except as set forth differently in this Agreement, Client will pay a commission or success fee of 10.0% to Consultant in connection with any acquisitions, projects, or any other findings or transactions involving products, commodities, services, currencies, additions, renewals, extensions, rollovers, amendments, new contracts, re-negotiations, parallel contracts or agreements or third party assignments hereof.

4. Registration Rights. For any restricted shares of Client's common stock Consultant holds or will hold in the future which have not been registered under the Securities Act of 1933, as amended, Client hereby guarantees and grants to Consultant contractual rights to register the shares at any point of time (a) by requiring Client to file a separate registration statement ("Demand Registration"), or (b) by including the aforementioned shares if and when Client files a registration statement ("Piggy-Back Registration"). Therefore, commencing on the date hereof, Consultant may request registration, whether underwritten or otherwise, whether Demand Registration or Piggy-Back Registration, under the Securities Act of 1933, as amended, of all or part of registerable shares of Client's common stock held by Consultant; on Form S-1 or any similar long-form registration (collectively, "Long-Form Registrations") or, if available, on Form S-2 or S-3 or any similar short-form registration ("Short-Form Registrations"). Each request for a Long-Form Registration or Short-Form Registration shall specify the approximate number of registerable shares requested to be registered and the anticipated price range for such offering. Consultant shall be entitled to request Demand Registrations with respect to the registerable shares held by Consultant. A registration will not count as a Demand Registration hereunder until such registration has become effective and unless Consultant is able to register 100% of the registerable shares requested to be included in such registration. Demand Registrations will be Short-Form Registrations whenever Client is permitted to use any applicable short form. After Client has become subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, Client will use all reasonable efforts to make Short-Form Registration available for the sale of registerable shares. This article survives the expiration or termination of this Agreement for any reason.

5. Non-Circumvention. Client and Consultant expressly agree that this Agreement constitutes a binding contract. Client, intending to be legally bound, hereby irrevocably agrees not to circumvent, avoid, bypass, or obviate Consultant, directly or indirectly, to avoid payments or fees, commissions, or any other form of compensations to Consultant in any transaction with any corporation, partnership, or individual, revealed by either party to the other, in connection with any projects, or currency exchanges, or any loans or collaterals, or any findings, or any financings, or any other transactions involving products, commodities, services, additions, renewals, extensions, rollovers, amendments, new contracts, re-negotiations, parallel contracts or agreements or third party assignments hereof. Therefore Client shall not contact any investors or lenders or other individuals or entities introduced by Consultant during the term of this Agreement without prior written consent from Consultant. If a transaction of any kind is consummated within twenty four (24) months of the termination of this Agreement whether debt or equity financing or any other transaction with an investor or lender or other individual or entity introduced directly or indirectly by Consultant to Client and/or Client enters into an agreement to acquire or be acquired by an entity or individual introduced directly or indirectly by Consultant to Client during the term of this Agreement, then that transaction shall be deemed to have been arranged by Consultant under this Agreement and Client shall remunerate Consultant as specified in Paragraph 3. This article survives the expiration or termination of this Agreement for any reason.

6. **Remedy.** If Client breaches any term of this Agreement or violates any of his obligations under this Agreement, e.g. any compensation or fee payments or the Non-Circumvention clause or the Confidentiality clause or any other term, Consultant may seek all remedies and appropriate equitable relief allowed by law, and Consultant shall be entitled to a legal monetary penalty and equitable remedies equal to the maximum fees allowed by a competent court, at law or in equity, including all legal and other expenses, and Consultant may also, at its option, terminate or suspend all performances or services remaining to be rendered by Consultant under this Agreement without being obligated to pay back or reimburse any compensation or fee payments previously received by Consultant under this Agreement. Client agrees that a breach of any of the covenants contained in this Agreement will cause irreparable injury to Consultant, that Consultant might not have adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Agreement shall be specifically enforceable against Client, and Client hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no event of default has occurred. Client acknowledges that it will be impossible to measure in money the damage to Consultant caused by any failure to comply with the covenants set forth in this Agreement, that each such covenant is material, and that in the event of any such failure, Consultant will not have an adequate remedy at law or in damages. Therefore, the parties consent to the issuance of an injunction or the enforcement of other equitable remedies against Client at the suit of Consultant, without bond or other security, to compel performance of all of the terms of this Agreement, and waive the defense of the availability of relief in damages. This article survives the expiration or termination of this Agreement for any reason.

7. **Standard of Care.** Consultant warrants that it services shall be performed by personnel possessing competency consistent with applicable industry standards. No other representation, express or implied, and no warranty or guarantee are included or intended in this Agreement, or in any report, opinion, deliverable, work product, document or otherwise. Furthermore, no guarantee is made as to the efficacy or value of any services performed or software developed. This section sets forth the only warranties provided by Consultant concerning the services and related work product. This warranty is made expressly in lieu of all other warranties, express or implied, including without limitation any implied warranties of fitness for a particular purpose, merchantability, non-infringement, title or otherwise. This article survives the expiration or termination of this Agreement for any reason.

8. **Limitation of Liability.** Consultant's liability, including but not limited to Client's claims of contributions and indemnification related to third party claims arising out of services rendered by Consultant, and for any losses, injury or damages to persons or properties or capitals or belongings or goods or assets or work performed arising out of or in connection with this Agreement and for any other claim, shall be limited to the lesser of (i) Twenty Five Thousand Dollars (US$25,000) or (ii) payment received by Consultant from Client for the particular service provided giving rise to the claim. Notwithstanding anything to the contrary in this Agreement, Consultant shall not be liable for any special, indirect, consequential, lost profits, or punitive damages. Client agrees to limit Consultant's liability to Client and any other third party for any damage on account of any error, omission or negligence to a sum not to exceed the lesser of (i) Twenty Five Thousand Dollars (US$25,000) or (ii) the payment received by the Company for the particular service provided giving rise to the claim. The limitation of liability set forth herein is for any and all matters for which Consultant may otherwise have liability arising out of or in connection with this Agreement, whether the claim arises in contract, tort, statute, or otherwise. Client shall give Consultant written notice within thirty (30) days of obtaining knowledge of the occurrence of any claim or cause of action which Client believes that it has, or may seek to assert or allege, against Consultant, whether such claim is based in law or equity, arising under or related to this Agreement or to the transactions contemplated hereby, or any act or omission to act by Consultant with respect hereto. If Client fails to give such notice Consultant with regard to any

such claim or cause of action and shall not have brought legal action for such claim or cause of action within said time period, Client shall be deemed to have waived, and shall be forever barred from bringing or asserting such claim or cause of action in any suit, action or proceeding in any court or before any governmental agency or authority or any arbitrator. All notices or other communications hereunder shall be in writing, sent by courier or the fastest possible means, provided that recipient receives a manually signed copy and the transmission method is scheduled to deliver within 48 hours, and shall be deemed given when delivered to the principal office address or such other address as may be specified in a written notice in accordance with this section. Any party may, by notice given in accordance with this Section to the other parties, designate another address or person or entity for receipt of notices hereunder. This article survives the expiration or termination of this Agreement for any reason.

9. **Indemnification.** Client agrees to save harmless, indemnify and defend Consultant, its agents and employees from and against any cost, loss, damage, liability, judgment and expense whatsoever, including attorney's fees, suffered or incurred by it by reason of, or on account of, any misrepresentation made to it or its status or activities as Consultant under this Agreement. In the event any litigation or controversy arises out of or in connection with this Agreement between the parties hereto, Consultant shall be entitled to recover from Client all reasonable attorney's fees, expenses and suit costs, including those associated within the appellate or post-judgment collections proceedings. Client further agrees to indemnify Consultant's officers, directors, agents, and representatives against all losses, claims, damages, liabilities, and expenses arising out of or based upon any untrue or alleged untrue statement of material fact contained in any registration statement, prospectus, or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, and shall reimburse Consultant and such officers, directors, agents, and representatives for any legal or other expenses reasonably incurred by Consultant and such officers, directors, agents, and representatives in connection with the investigation or defense of such loss, claim, damage, liability or expense. This article survives the expiration or termination of this Agreement for any reason.

10. **Representation.** Client hereby represents and warrants to Consultant that it is duly organized and in good standing under State Law and under Federal Law, is current in its filings and disclosures with the appropriate regulatory bodies and has all requisite power and authority to carry on business as now conducted and as contemplated herein. Client represents and warrants that each person signing this Agreement on behalf of Client is duly authorized and has legal capacity to execute and deliver this Agreement. Client further represents and warrants to Consultant that the execution and delivery of the Agreement and the performance of obligations hereunder have been duly authorized and that the Agreement is a valid and legal agreement binding on such party and enforceable in accordance with its terms. Client further represents to Consultant that to the best knowledge of the Officers and Directors of Client, all statements, either written or oral, made by Client to Consultant are true and accurate, and contain no material misstatements, or omission fact. Client acknowledges that estimates of performance made by Client are based upon the best information available to Client officers at the time of said estimates of performance. Client further acknowledges that the information it delivers to Consultant will be used by Consultant in preparing materials regarding Client's business, including but not necessarily limited to, its financial condition, for dissemination to the public. Therefore, in accordance with other paragraphs of this Agreement, Client shall hold the Consultant harmless from any and all errors, omissions, misstatements in connection with all information furnished by Client to Consultant. This article survives the expiration or termination of this Agreement for any reason.

11. **Termination.** Either party upon the giving of not less than ninety (90) days written notice may terminate this Agreement, delivered to the parties at their principal business address or ad-

dresses. Any such notice shall be deemed to be properly given when transmitted by way of registered mail. The ninety (90) days termination period shall not begin until the other party has received or is deemed to have received the notice of termination. Anything herein to the contrary notwithstanding, in the event that Consultant determines in good faith that its relationship with Client subjects Consultant or any of its employees or agents to potential violations of any applicable law, regulation, or order, then this Agreement, and all obligations of Consultant hereunder, shall expire immediately upon Consultant giving notice to Client of such determination. This Agreement may be terminated at any time without notice by Consultant (i) for illegal acts or willful neglect on the part of Client or Client's management, agents or employees or (ii) in the event any representation, warranty, covenant, or agreement of Client contained in this Agreement shall prove to be inaccurate in whole or in part. Upon termination, regardless of the reason of such termination, Consultant shall have no obligation to pay back to Client or reimburse Client any compensation or fee payments previously received under this Agreement.

12. **Exclusivity and Performance.** The services of Consultant hereunder shall not be exclusive, and Consultant and its agents may perform similar or different services for other persons or entities whether or not they are competitors of Client. Consultant shall be required to expend only such time as is necessary to service Client in a commercially reasonable manner. Consultant will determine the method, details, and means of performing the above-described services. Consultant may, at Consultant's own expense, use any employees or subcontractors as Consultant deems necessary to perform the services required of Consultant by this Agreement. Client may not control, direct, or supervise Consultant's employees or subcontractors in the performance of those services.

13. **Confidentiality.** Client and Consultant acknowledge and agree that confidential and valuable information proprietary to either one party and obtained during its business relationship with either one party, shall not be, directly or indirectly, disclosed without the prior express written consent of the other party, unless and until such information is otherwise known to the public generally or is not otherwise secret and confidential. All such confidential information provided to either one party by the other shall be clearly and conspicuously marked with the word "Confidential". Consultant may disclose Client's confidential information pursuant to applicable laws or regulations, provided that Consultant may disclose only information required for services and performances hereunder. Furthermore Client acknowledges and agrees that the existence of this Agreement and the Agreement itself, including single paragraphs, terms, provisions, conditions and/or any other section of the Agreement, shall not be, directly or indirectly, in total or in parts, disclosed to any third party without the prior express written consent of Consultant.

14. **Independent Contractor.** In its performance hereunder, Consultant and its agents shall be an independent contractor. Consultant shall complete the services required hereunder according to its own means and methods of work, shall be in the exclusive charge and control of Consultant and shall not be subject to the control or supervision of Client. Client acknowledges that nothing in this Agreement shall be construed to require Consultant to provide services to Client at any specific time, or in any specific place or manner, unless otherwise mutually agreed.

15. **Jurisdiction, Governing Law and Arbitration.** This Agreement shall be construed under and in accordance with the laws of the State of Delaware. Both parties hereby consent to the State of Delaware as the proper jurisdiction for any such proceeding if applicable. In connection with any Client claim against Consultant arising out of or relating to this Agreement, Client agrees that such controversy or claim shall be submitted to arbitration, in conformity with the Federal Arbitration Act (Section 9 U.S. Code Section 901 et seq), and shall be conducted in accordance with the Rules of the American Arbitration Association. Any judgment rendered as a result of the arbitration of any Client claim or dispute shall upon being rendered by the arbitrators be submitted to a Court of competent jurisdiction in the State of Delaware. The aforemen-

tioned choice of venue is intended by the parties to be mandatory and not permissive in nature, thereby precluding the possibility of litigation between the parties with respect to or arising out of this Agreement in any manner or jurisdiction other than that specified in this paragraph. Client hereby waives any right it may have to assert the doctrine of forum non conveniens or similar doctrine or to object to venue with respect to any proceeding brought in accordance with this paragraph, and stipulates that the State and Federal courts located in the State of Delaware shall have in personam jurisdiction and venue over Client for the purpose of litigating any dispute, controversy, or proceeding arising out of or related to this Agreement. To the fullest extent permitted by law, and as separately bargained-for-consideration, Client hereby waives any right to trial by jury in any action, suit, proceeding, or counterclaim of any kind arising out of or relating to this Agreement.

16. **Miscellaneous.** No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision and no waiver shall constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver. No supplement, modification, or amendment of this Agreement shall be binding unless executed in writing by all parties. This Agreement constitutes the entire agreement between the parties and supersedes any prior agreements or negotiations. This Agreement may, if required, be signed in counterparts, or by facsimile. Neither party assumes any responsibilities or obligation whatsoever, other than the responsibilities and obligations expressly set forth in this Agreement or a separate written agreement between Client and Consultant. Neither party shall be liable under the provisions of this Agreement for damages on account of accidents, fires, acts of God, government actions, state of war, or any other causes beyond the control of the party whether or not similar to those enumerated. In the event of a conflict between this Agreement and any future agreements executed in connection herewith, the provisions of this Agreement shall generally prevail. It is acknowledged and agreed by Client and Consultant that should any provision of this Agreement be declared or be determined to be illegal or invalid by final determination of any court of competent jurisdiction, the validity of the remaining parts, terms or provisions of this Agreement shall not be affected thereby, and the illegal or invalid part, term or provision shall be deemed not to be a part of this Agreement. Time is of the essence in respect to all provisions of this Agreement that specify a time for performance; provided, however, that the foregoing shall not be construed to limit or deprive a party of the benefits of any grace or use period allowed in this Agreement. Except as otherwise expressly provided in this Agreement, Client's representations, Client's warranties, Client's indemnification of Consultant, and covenants contained in this Agreement, or in any instrument, certificate, exhibit, or other writing intended by the parties to be a part of this Agreement, shall survive for twenty five (25) years after the date of this Agreement. Each party and its counsel have participated fully in the review and revision of this Agreement. Any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not apply in interpreting this Agreement. The language in this Agreement shall be interpreted as to its fair meaning and not strictly for or against any party. Headings used throughout this Agreement are for reference and convenience and in no way define by presentation, limit or describe the scope or intent of this Agreement.

IN WITNESS WHEREOF, the parties hereto have entered into this Agreement on the date first written above.

United Investments Management Inc.

Signature: ______________________________

Name: ______________________________

Azur International, Inc.

Signature: [signature]

Name: 30 JUNE 05

Appendix 1:

Transfer and Wiring Instructions

Transfer Instructions (Stock):

DTC #0954-Boston Safe Deposit & Trust Company
Institutional ID-#58806
Agent Number-26017
Securities Dealer Account Name-Lines Overseas Management Limited
Securities Dealer Account Number-LOMF0001002
For Further Credit to Account Name-United Investments Management Inc.

Wiring Instructions (US$):

CORRESPONDENT BANK:
Chase Manhattan Bank N.A., Delaware
SWIFT: CHAS US 33
Account Name: Bank of Butterfield
Account No: 0011067808

BENEFICIARY BANK:
Bank of Butterfield, Bermuda
SWIFT: BNTB BM HM
Account Name: LOM Client Funds
Account No: 20 006 840 351505 100
Details of Payment: 3050253, United Investments Management Inc.

Please ensure that the sender of the stock gives all the above information to its settlements department. Additionally, please fax LOM at +1-441-295-3343 stating the name and number of shares, the originating institution and for which value date. For further questions, please contact LOM as follows:

LINES OVERSEAS MANAGEMENT LIMITED
Attention: Glynn Fisher or Megan Simmons,
The LOM Building, 27 Reid Street, Hamilton HM11, Bermuda
Telephone: (441) 292-5000 Fax: (441) 295-3343